 As Filed With the Securities And Exchange Commission on March 30, 1999.
                                                     Registration No. 333-74673

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                              POST-EFFECTIVE
                              AMENDMENT NO. 1 TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                              Dime Bancorp, Inc.
            (Exact name of registrant as specified in its charter)

         Delaware                    6060                    11-3197414
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
      incorporation)       Classification Code No.)

                               589 Fifth Avenue
                           New York, New York 10017
                                (212) 326-6170

                                ---------------

  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                             James E. Kelly, Esq.
                               589 Fifth Avenue
                           New York, New York 10017
                                (212) 326-6170

                                ---------------

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                                ---------------

                                with copies to:

          Mitchell S. Eitel                      Samuel J. Malizia
         Sullivan & Cromwell            Malizia, Spidi, Sloane & Fisch, P.C.
           125 Broad Street                     One Franklin Square
       New York, New York 10004                 1301 K Street, N.W.
            (212) 558-4000                         Suite 700 East
                                               Washington, D.C. 20005
                                                   (202) 434-4660

Approximate date of commencement of the proposed sale of the securities to the public:
  As soon as practicable after this Registration Statement becomes effective.

                                ---------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-74673

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


  This Post-effective amendment to Registration Statement No. 333-74673 is being filed pursuant to Rule 462(d) as promulgated under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-4 (File No. 333-74673) filed by Dime Bancorp, Inc. with the Securities and Exchange Commission on March 19, 1999, as amended, which was declared effective by the Commission on March 22, 1999, including the exhibits thereto, are incorporated herein by reference.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 Exhibit
 Number                       Description of Exhibits
 -------                      -----------------------
 2.1     --Agreement and Plan of Merger, dated as of December 15, 1998, by and between Lakeview Financial Corp. and Dime Bancorp, Inc.
           (included as Appendix A to the Proxy Statement/Prospectus
           contained in this Registration Statement*).
 3.1     --Amended and Restated Articles of Incorporation (Exhibit 3.1 to
           Dime Bancorp, Inc.'s Form 10-Q for the quarter ended March 31,
           1998, File No. 1-13094*).
 3.2     --Bylaws (Exhibit 3 to Dime Bancorp, Inc.'s Form 10-Q for the
           quarter ended June 30, 1997, File No. 1-13094*).
 4.1     --Amended and Restated Articles of Incorporation (Exhibit 3.1 to
           Dime Bancorp, Inc.'s Form 10-Q for the quarter ended March 31,
           1998, File No. 1-13094*).
 4.2     --Bylaws (Exhibit 3 to Dime Bancorp, Inc.'s Form 10-Q for the
           quarter ended June 30, 1997, File No.
           1-13094*).
 4.3     --Stockholder Protection Rights Agreement, dated as of October
           20, 1995, between Dime Bancorp, Inc. and First National Bank of
           Boston, as Rights Agent (Exhibit 1 to Dime Bancorp, Inc.'s
           Registration Statement on Form 8-A filed with the Commission on
           November 3, 1995*).
 4.4     --All instruments defining the rights of holders of long-term debt of Dime Bancorp, Inc. and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
 5.1     --Opinion of Sullivan & Cromwell, including consent.**
 8.1     --Opinion of Sullivan & Cromwell as to certain tax matters, including consent.**
 8.2     --Opinion of Malizia, Spidi, Sloane & Fisch as to certain tax matters, including consent.**
 23.1    --Consent of Sullivan & Cromwell (appears in Opinion, Exhibit
           5.1).
 23.2    --Consent of Sullivan & Cromwell (appears in Opinion, Exhibit
           8.1).
 23.3    --Consent of Malizia, Spidi, Sloane & Fisch (appears in Opinion,
           Exhibit 8.2).
 23.4    --Consent of KPMG LLP.**
 23.5    --Consent of KPMG LLP.**
 23.6    --Consent of Sandler O'Neill & Partners, L.P.**
 24.1    --Powers of Attorney.**
 99.1    --Form of Proxy Card.**
 99.2    --Election Form/Letter of Transmittal.

--------
 * Incorporated herein by reference
** Previously filed

                                  SIGNATURES

  The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 30th day of March, 1999.

                                          Dime Bancorp, Inc.
                                          (Registrant)

                                                   /s/ Lawrence J. Toal
                                          By___________________________________
                                                     Lawrence J. Toal
                                            Chief Executive Officer, President
                                                and Chief Operating Officer

  Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the following capacities as of March 30, 1999.

              Signature                Title
              ---------                -----

        /s/ Lawrence J. Toal           Chief Executive Officer, President, Chief Operating
-------------------------------------   Officer and Chairman of the Board (Principal
          Lawrence J. Toal              Executive Officer)

                  *                    A Director
-------------------------------------
          Derrick D. Cephas

                  *                    A Director
-------------------------------------
          Frederick C. Chen

                  *                    A Director
-------------------------------------
        J. Barclay Collins II

                  *                    A Director
-------------------------------------
        Richard W. Dalrymple

                  *                    A Director
-------------------------------------
           James F. Fulton

              Signature                         Title
              ---------                         -----
                  *                     A Director
-------------------------------------
         James M. Large, Jr.

                  *                     A Director
-------------------------------------
          Virginia M. Kopp

                  *                     A Director
-------------------------------------
            Fred B. Koons

                  *                     A Director
-------------------------------------
            John Morning

                  *                     A Director
-------------------------------------
       Margaret Osmer-McQuade

                  *                     A Director
-------------------------------------
       Sally Hernandez-Pinero

                  *                     A Director
-------------------------------------
         Dr. Paul A. Qualben

                  *                     A Director
-------------------------------------
        Eugene G. Schulz, Jr.

                  *                     A Director
-------------------------------------
            Howard Smith

                  *                     A Director
-------------------------------------
         Dr. Norman R. Smith

                  *                     A Director
-------------------------------------
            Ira T. Wender

      /s/ Anthony R. Burriesci          Chief Financial
-------------------------------------   Officer (Principal
        Anthony R. Burriesci            Financial Officer)

         /s/ John F. Kennedy            Controller
-------------------------------------   (Principal
           John F. Kennedy              Accounting Officer)

*By Lawrence J. Toal
  Attorney-in-Fact

/s/ Lawrence J. Toal
_____________________________________
   Lawrence J. Toal
   Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
 2.1     --Agreement and Plan of Merger, dated as of December 15, 1998, by and between Lakeview Financial Corp. and Dime Bancorp, Inc. (included as
           Appendix A to the Proxy Statement/Prospectus contained in this
           Registration Statement*).
 3.1     --Amended and Restated Articles of Incorporation (Exhibit 3.1 to Dime
           Bancorp, Inc.'s Form 10-Q for the quarter ended March 31, 1998, File
           No. 1-13094*).
 3.2     --Bylaws (Exhibit 3 to Dime Bancorp, Inc.'s Form 10-Q for the quarter ended June 30, 1997, File No. 1-13094*).
 4.1     --Amended and Restated Articles of Incorporation (Exhibit 3.1 to Dime
           Bancorp, Inc.'s Form 10-Q for the quarter ended March 31, 1998, File
           No. 1-13094*).
 4.2     --Bylaws (Exhibit 3 to Dime Bancorp, Inc.'s Form 10-Q for the quarter ended June 30, 1997, File No. 1-13094*).
 4.3     --Stockholder Protection Rights Agreement, dated as of October 20,
           1995, between Dime Bancorp, Inc. and First National Bank of Boston,
           as Rights Agent (Exhibit 1 to Dime Bancorp, Inc.'s Registration
           Statement on Form 8-A filed with the Commission on November 3,
           1995*).
 4.4     --All instruments defining the rights of holders of long-term debt of
           Dime Bancorp, Inc. and its subsidiaries. (Not filed pursuant to
           (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
 5.1     --Opinion of Sullivan & Cromwell, including consent.**
 8.1     --Opinion of Sullivan & Cromwell as to certain tax matters, including consent.**
 8.2     --Opinion of Malizia, Spidi, Sloane & Fisch as to certain tax matters, including consent.**
 23.1    --Consent of Sullivan & Cromwell (appears in Opinion, Exhibit 5.1).
 23.2    --Consent of Sullivan & Cromwell (appears in Opinion, Exhibit 8.1).
 23.3    --Consent of Malizia, Spidi, Sloane & Fisch (appears in Opinion,
           Exhibit 8.2).
 23.4    --Consent of KPMG LLP.**
 23.5    --Consent of KPMG LLP.**
 23.6    --Consent of Sandler O'Neill & Partners, L.P.**
 24.1    --Powers of Attorney (included on the signature page of this
           Registration Statement).**
 99.1    --Form of Proxy Card.**
 99.2    --Election Form/Letter of Transmittal.

--------
 * Incorporated herein by reference
** Previously filed